CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Verde Bio Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated July 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of Verde Bio Holdings, Inc., in its registration statement on Form S-1, relating to the registration of 38,317,547 shares of common stock.  We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

August 20, 2020